EXHIBIT B

The name and principal occupation or employment, which in each instance is with Paramount Capital Asset Management, Inc. ("Paramount Capital") located at 787 Seventh Avenue, 48th Floor, New York, New York, 10019, of each executive officer and director of Paramount Capital is as follows:

NAME                          PRINCIPAL OCCUPATION
----                          OR EMPLOYMENT
                              -------------

Lindsay A. Rosenwald, M.D.    Chairman of the Board and sole shareholder,
                              Paramount Capital Asset Management, Inc.,
                              Paramount Capital Investments LLC and
                              Paramount Capital, Inc.

Mark C. Rogers, M.D.          President of Paramount Capital Asset
                              Management, Inc., Paramount Capital
                              Investments, LLC, Paramount Capital, Inc.

Peter Morgan Kash             Director of Paramount Capital Asset
                              Management, Inc., Senior Managing
                              Director, Paramount Capital, Inc.

Dr. Yuichi Iwaki              Director of Paramount Capital Asset Management,
                              Inc., Professor, University of Southern California
                              School of Medicine

Item 2.

During the five years prior to the date hereof, the above person (to the best of Paramount Capital's knowledge) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Additionally, during the five years prior to the date hereof, the above person (to the best of Paramount Capital's knowledge) has not been a party to a civil proceeding, of a judicial or administrative body of competent jurisdiction, as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Items 3-6.

Please refer to Items 3-6 herein reporting the beneficial ownership.


                                       12